INFORMATION

For Immediate Release
July 22, 2004
Contact:  513.271.3700
John A. Kraeutler
Melissa A. Lueke

MERIDIAN BIOSCIENCE REPORTS RECORD THIRD QUARTER SALES, HIGHER EARNINGS,
DECLARES REGULAR DIVIDEND, AND REAFFIRMS FISCAL 2004 GUIDANCE

Meridian Bioscience, Inc., Cincinnati, Ohio (NASDAQ: VIVO) today:

•	reported record third quarter sales of $18,256,000, a 16% increase over last year’s third quarter;

•	reported diluted earnings per share of $0.14, a 17% increase over the same period last year;

•	declared a regular cash dividend of $0.10 per share, 11% higher than the quarterly rate of fiscal 2003; and

•	reaffirmed its recently increased guidance of sales between $73 million and $77 million and per share diluted earnings between $0.50 and $0.55 for the fiscal year ending September 30, 2004.

FINANCIAL HIGHLIGHTS
In Thousands, Except per Share Data

	Three Months Ended June 30
	2004	2003	% Change
Net Sales	$18,256	$15,693	16%
Operating Income	3,366	3,068	10%
Net Earnings	2,157	1,822	18%
Earnings per Share (diluted)	$0.14	$0.12	17%

Cash	$2,656	$2,924
Working Capital	17,241	17,715
Long-term Debt Obligations	16,495	22,436
Shareholders' Equity	30,737	26,618
Total Assets	65,849	65,073

THIRD QUARTER RESULTS

Net sales for the third fiscal quarter ended June 30, 2004, were $18,256,000 as compared to $15,693,000 for the same period of the prior fiscal year, an increase of 16%. Net earnings for the third quarter of fiscal 2004 were $2,157,000 or $0.14 per diluted share, up 18% and 17%, respectively, over the third quarter of fiscal 2003. Diluted common shares outstanding for the third quarter of fiscal 2004 and 2003 were 15,260,000 and 15,012,000, respectively.

Operating expenses for the quarter and the nine months to date reflect increased research and development activities, higher sales commissions related to the higher sales levels, the negative effects of currency translation, and one-time costs associated with relocating the new vice president of sales and marketing. The fiscal 2003 third quarter included insurance reimbursements, while the first six months of fiscal 2003 included favorable reserve adjustments, both of which reduced fiscal 2003 general and administrative expenses.

YEAR-TO-DATE RESULTS

Net sales for the nine months ended June 30, 2004, were $57,362,000 as compared to $48,709,000 for the same period of the prior fiscal year, an increase of 18%. Net earnings for the nine months ended June 30, 2004, were $6,241,000 or $0.41 per diluted share, up 21% and 17%, respectively, over the same period of fiscal year 2003. Diluted common shares outstanding for the nine months of fiscal 2004 and 2003 were 15,236,000 and 14,882,000, respectively.

CASH DIVIDEND MATTERS

The Board of Directors declared a regular quarterly dividend of $0.10 per share for the third quarter ended June 30, 2004. The dividend is of record August 2, 2004 and payable August 9, 2004. The annual cash dividend rate for fiscal 2004 is $0.40 per share, an increase of 11% over the $0.36 per share rate for fiscal 2003.

Meridian Bioscience has increased its regular dividend rate eleven times since establishing a regular dividend policy thirteen years ago. During November 2002, the Board of Directors adopted a new dividend policy calling for an increased payout ratio of net earnings. The fiscal 2004 indicated dividend payout rate reflects the Company’s policy of paying out between 75% and 85% of each fiscal year’s expected net earnings. The declaration and amount of dividends is determined by the Board of Directors in its discretion based upon its evaluation of earnings, cash flow requirements and future business developments, including acquisitions.

FISCAL 2004 GUIDANCE REAFFIRMED

Management expects net sales to be in the range of $73 to $77 million and per share diluted earnings to be between $0.50 and $0.55 for the fiscal year ending September 30, 2004. The per share estimates assume an increase in average shares outstanding from approximately 15.0 million at fiscal 2003 year end to 15.3 million at fiscal 2004 year end. The sales and earnings guidance provided in this press release does not include the impact of any acquisitions the Company might complete during fiscal 2004.

FINANCIAL CONDITION

The Company’s financial condition is sound. At June 30, 2004, current assets were $33,318,000 compared to current liabilities of $16,077,000 thereby producing working capital of $17,241,000 and a current ratio of 2:1. Cash on hand was $2,656,000 and the Company had an unused borrowing capacity of $18,028,000 under its commercial bank credit facility. Long-term debt obligations were $16,495,000 compared to shareholders’ equity of $30,737,000. Subordinated convertible debt of $16,000,000 represented 97% of the total long-term debt obligations outstanding.

UNAUDITED OPERATING RESULTS
In Thousands, Except per Share Data

The following table sets forth the unaudited comparative operating results of Meridian Bioscience for the interim periods of fiscal 2004 and fiscal 2003 (in thousands, except per share data).

	Three Months Ended June 30,		Nine Months Ended June 30,
	2004	2003	2004	2003
Net sales	$18,256	$15,693	$57,362	$48,709
Cost of goods sold	7,355	6,563	24,311	20,356

Gross profit	10,901	9,130	33,051	28,353

Operating expenses
Research and development	1,050	985	3,217	2,960
Sales and marketing	3,077	2,654	9,389	8,110
General and administrative	3,408	2,423	9,950	7,669

Total operating expenses	7,535	6,062	22,556	18,739

Operating income	3,366	3,068	10,495	9,614
Other income (expense), net	(399)	(219)	(1,172)	(1,121)

Income before income taxes	2,967	2,849	9,323	8,493
Income tax provision	810	1,027	3,082	3,324

Net earnings	$2,157	$1,822	$6,241	$5,169

Net earnings per basic common share	$0.14	$0.12	$0.42	$0.35
Basic common shares outstanding	14,899	14,664	14,846	14,650

Net earnings per diluted common share	$0.14	$0.12	$0.41	$0.35
Diluted common shares outstanding	15,260	15,012	15,236	14,882

The following table sets forth the unaudited operating segment data for the interim periods in fiscal 2004 and fiscal 2003 (in thousands).

	Three Months Ended June 30,		Nine Months Ended June 30,
	2004	2003	2004	2003
Net sales
U.S. Diagnostics	$10,470	$8,793	$35,402	$29,198
European Diagnostics	4,086	3,627	11,619	10,500
Life Science	3,700	3,273	10,341	9,011

	$18,256	$15,693	$57,362	$48,709

Operating Income
U.S. Diagnostics	$1,784	$1,695	$7,582	$6,185
European Diagnostics	828	669	1,557	2,021
Life Science	751	811	1,407	1,490
Eliminations	2	(107)	(51)	(82)

	$3,366	$3,068	$10,495	$9,614

COMPANY COMMENTS

John A. Kraeutler, President and Chief Operating Officer, commented, “Strong contributions from each of our operating units resulted in increased revenues of 16%, supported by steady growth in our diagnostic products both in domestic and overseas markets, as well as expanding sales of new viral proteins and research reagents. As expected, our gross profit rates improved due to favorable product mix and continued focus on operating efficiencies. As we enter the fourth quarter, we anticipate continued overall strength bolstered by contributions from new diagnostic test introductions as well as our vaccine production efforts in the Life Science unit.”

William J. Motto, Chairman and Chief Executive Officer, said, “We start our fourth quarter having reported three strong quarters of revenue and earnings growth. Our R&D pipeline is producing near-term revenue opportunities and our cGMP lab at VAI is expected to report its first revenue in the fourth quarter of fiscal 2004. To date, during fiscal 2004, we have reduced debt by almost $3 million dollars while continuing to invest in the business and provide our shareholders with an increased dividend over last year. I look forward to reporting record operating results for the fiscal year end and providing guidance for fiscal 2005.”

FORWARD LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward looking statements accompanied by meaningful cautionary statements. Except for historical information, this report contains forward-looking statements which may be identified by words such as “estimates”, “anticipates”, “projects”, “plans”, “expects”, “intends”, “believes”, “should” and similar expressions or the negative versions thereof and which also may be identified by their context. Such statements are based upon current expectations of the Company and speak only as of the date made. The Company assumes no obligation to publicly update any forward looking statements. These statements are subject to various risks, uncertainties and other factors that could cause actual results to differ, including, without limitation, the following: Meridian’s continued growth depends, in part, on its ability to introduce into the marketplace enhancements of existing products or new products that incorporate technological advances, meet customer requirements and respond to products developed by Meridian’s competition. While Meridian has introduced a number of internally-developed products, there can be no assurance that it will be successful in the future in introducing such products on a timely basis. Ongoing consolidations of reference laboratories and formation of multi-hospital alliances may cause adverse changes to pricing and distribution. Costs and difficulties in complying with laws and regulations administered by the United States Food and Drug Administration can result in unanticipated expenses and delays and interruptions to the sale of new and existing products. Changes in the relative strength or weakness of the U.S. dollar can change expected results. One of Meridian’s main growth strategies is the acquisition of companies and product lines. There can be no assurance that additional acquisitions will be consummated or that, if consummated, will be successful and the acquired businesses successfully integrated into Meridian’s operations.

Meridian is a fully integrated life science company that manufactures, markets and distributes a broad range of innovative diagnostic test kits, purified reagents and related products and offers biopharmaceutical enabling technologies. Utilizing a variety of methods, these products provide accuracy, simplicity and speed in the early diagnosis and treatment of common medical conditions, such as gastrointestinal, viral, urinary and respiratory infections. All Meridian diagnostic products are used outside of the human body and require little or no special equipment. The Company’s products are designed to enhance patient well-being while reducing the total outcome costs of healthcare. Meridian has strong market positions in the areas of gastrointestinal and upper respiratory infections, serology, parasitology and fungal disease diagnosis. In addition, Meridian is a supplier of rare reagents and specialty biologicals along with proteins and other biologicals used by biopharmaceutical companies engaged in research for new drugs and vaccines. The Company markets its products to hospitals, reference laboratories, research centers, veterinary testing centers, physician offices and diagnostics manufacturers in more than 60 countries around the world. The Company’s shares are traded through Nasdaq’s National Market, symbol VIVO. Meridian’s website address is www.meridianbioscience.com.

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